Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to the Amended and Restated Employment Agreement between Bed Bath & Beyond Inc. (the “Company”) and Leonard Feinstein (the “Executive”), dated as of December 31, 2008, as amended pursuant to an extension agreement dated June 29, 2010 (the “Agreement”).  The Agreement is now further amended as of August 13, 2010 as follows:

1.                                                               The date reflected in Section 2(a) of the Agreement is hereby amended to read “June 30, 2013.”

2.                                                               The last sentence of the first paragraph of Section 3 of the Agreement is hereby amended to read as follows:

“If the Executive shall not have exercised this option on or before the 90th day before the Final Date, the Executive shall be deemed to have exercised this option on such date.”

3.                                                               Section 8(c) of the Agreement is hereby amended in its entirety to read as follows:

“(c) (i) In the event any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change in Control, whether any such payments or benefits are pursuant to the terms of this agreement or any other plan, arrangement or agreement with the Company (the “Total Payments”), will or would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”) as determined by tax counsel or a nationally recognized public accounting firm, in either case mutually agreed upon by the Company and the Executive (the “Tax Professionals”), then the Executive’s Total Payments shall be either (A) delivered in full or (B) delivered as to such lesser extent, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive on an after-tax basis of the greatest amount, notwithstanding that all of some of the amounts may be taxable under Code Section 4999.  If a reduction is to occur pursuant to the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Code Section 409A and timely elected by the Executive, the Total Payments shall be cutback to an amount that would not give rise to any Excise Tax by reducing payments and benefits in the following order: (1) accelerated vesting of restricted stock awards, to the extent applicable; (2) accelerated vesting of stock options, to the extent applicable; (3) payments under section 7(d)(ii), section 8(b)(i)(A) or section 8(b)(i)(B) hereof, as applicable; (4) supplemental pension payments under section 5(b) hereof;  (5) continued life insurance under section 7(f) or section 8(b)(ii) hereof; and (6) continued medical, dental and hospitalization insurance under section 7(f) or section 8(b)(ii) hereof.

(ii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax: (A) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of the Tax Professionals, (x) such Total Payments (in whole or in part) do not constitute parachute payments, including (without limitation) by reason of Section 280G(b)(4)(A) of the Code, (y) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or (z) such Total Payments are not otherwise subject to the Excise Tax; (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Tax Professionals in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and (C) the calculation will be based on the Executive’s actual marginal rates of federal, state and local income taxation.  All determinations described in this section 8(c) shall be made by the Tax Professionals which shall provide detailed supporting statements to both the Company and the Executive.”

4.                                                               A new Section 8(d) shall be added to the Agreement to read as follows:

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“(d) Upon a Change in Control as described in section 8(b), the Company shall deposit into an irrevocable grantor “rabbi” trust (which shall be substantially in the form of the model rabbi trust under Revenue Procedure 92-64) (the “Rabbi Trust”) a cash payment equal to (i) the actuarial equivalent value of the supplemental pension payments contemplated under section 5(b) hereof (calculated based on the applicable mortality table and applicable interest rate described under Code Section 417(e)(3)), (ii) the greatest of the total amount that may become payable under section 7(d)(ii), section 8(b)(i)(A) or section 8(b)(i)(B) hereof, as applicable, based on the Executive’s status at the time of the Change in Control, and (iii) the present value of the anticipated cost of providing continued medical, dental, hospitalization and life insurance coverage for the Executive and his family as contemplated under section 7(f) and section 8(b)(ii) hereof as determined in good faith by the Tax Professionals or an actuary selected by the Tax Professionals using actuarial factors that are reasonable and customary for such purposes.  Notwithstanding the foregoing, upon the Executive’s actual termination on or after a Change in Control, the Company shall deposit into the Rabbi Trust any such additional amount as may be necessary to satisfy all obligations under section 5(b) hereof and either section 7 or section 8 hereof, as applicable.  The Company shall have the right to direct the manner in which the funds held under the Rabbi Trust shall be invested, however, the permitted investments shall be limited to: (1) debt obligations of the U.S. government, (2) short-term investment grade obligations of U.S. and foreign corporations, including commercial paper, certificates of deposit, notes, bonds, debentures, and (3) pooled, commingled or mutual funds which invest solely in (1) or (2) above.  The trustee of the Rabbi Trust shall be mutually agreed upon by the Company and the Executive but, in any event, shall be a bank or other financial institution having assets of at least $10 billion.  Notwithstanding the irrevocable status of the Rabbi Trust, once all of the Company’s obligations due under this agreement are satisfied, any excess amount held in the Rabbi Trust shall be returned to the Company.”

5.                                                               Section 13 of the Agreement shall be amended to include the following language at the end thereof:

“Notwithstanding the foregoing sentence, in the event of a Change in Control, the Company shall have the right, without the Executive’s consent, to exercise its discretion to pay in a lump sum the actuarial equivalent value of the supplemental pension payments contemplated under section 5(b) hereof (calculated based on the applicable mortality table and applicable interest rate described under Code Section 417(e)(3)) and/or the present value of the severance benefit payments contemplated under section 7(d)(ii), section 8(b)(i)(A) or section 8(b)(i)(B) hereof, as applicable (calculated based on the applicable federal rate which is applicable for the period such payments would have otherwise been made for the month in which the Change in Control occurs) in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).”

6.                                                               A new Section 22 shall be added to the Agreement to read as follows:

“22.                 Withholding.  Any payments made or benefits provided to the Executive under this Agreement, including amounts paid from the Rabbi Trust, shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.”

Except as aforesaid, the Agreement shall remain in full force and effect and unchanged.

BED BATH & BEYOND INC.

By:	/s/ Steven H. Temares
Name: Steven H. Temares
Title: Chief Executive Officer

/s/ Leonard Feinstein
Leonard Feinstein